Exhibit (d)(13)(ii)

NOVATION

AGREEMENT

THIS NOVATION AGREEMENT (the “Novation Agreement”) is made and entered into as of September 1, 2023, by and among Mellon Investments Corporation (“MIC” and “Assignee”), acting by and through its Dreyfus division (“Dreyfus”), BNY Mellon Investment Adviser, Inc. (“BNYM Adviser” and “Assignor”), and Equitable Investment Management Group, LLC (“Equitable” and “Remaining Party”).

The Assignor and Remaining Party are parties to an Investment Sub-Advisory Agreement dated as of July 16, 2020 (the “Sub-Advisory Agreement”). Defined terms used but not otherwise defined herein shall have the meanings set forth in the Sub-Advisory Agreement.

RECITALS

A. MIC and BNYM Adviser are affiliated firms, each a wholly-owned subsidiary of The Bank of New York Mellon Corporation (“BNY Mellon”);

B. Each of MIC and BNYM Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

C. Equitable is registered as an investment adviser under the Advisers Act and has entered into an investment advisory agreement with EQ Advisors Trust (the “Trust”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

D. BNYM Adviser and Equitable have entered into the aforementioned Sub-Advisory Agreement, pursuant to which BNYM Adviser was appointed to act as sub-adviser to the EQ/Money Market Portfolio, a series of the Trust, subject to the supervision and oversight of Equitable and the Trust’s Board of Trustees, in accordance with the terms and conditions of the Sub-Advisory Agreement;

E. Pursuant to an internal BNY Mellon reorganization, Dreyfus will become, as of September 1, 2023, solely a division of MIC, and, as a result, will no longer be a division of both BNYM Adviser and MIC;

F. The reorganization will not result in a change of actual control or management of BNYM Adviser in accordance with Rule 2a-6 under the Investment Company Act and, therefore, is not an “assignment” for purposes of Section 15(a)(4) of the Investment Company Act;

G. As Dreyfus will no longer be a division of BNYM Adviser as of September 1, 2023, the parties wish to novate the Sub-Advisory Agreement effective September 1, 2023, to transfer BNYM Adviser’s rights, liabilities and obligations under the Sub-Advisory Agreement to MIC; and

H. The Board of Trustees of the Trust has approved such novation.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions set forth herein, and for other good and valuable consideration, with effect from and including the date of this Novation Agreement, the parties agree as follows:

1.	Transfer and Assumption.

As of September 1, 2023:

a)	Assignor transfers by novation all of its rights, liabilities and obligations under the Sub- Advisory Agreement to Assignee.

b)	Assignee accepts such transfer by novation of, and assumes, all of the rights, liabilities and obligations of Assignor under the Sub-Advisory Agreement.

c)	The Remaining Party agrees to such transfer by novation and accepts Assignee as a counterpart with respect to the Sub-Advisory Agreement.

d)

The Remaining Party and Assignor are released and discharged from further obligations to each other under the Sub-Advisory Agreement; provided, however, that any payments or other obligations of the Remaining Party or Assignor due and payable or due to be performed under the Sub-Advisory Agreement prior to the date of this Novation Agreement shall be paid or performed by the Remaining Party or Assignor, respectively.

e)

The parties agree that the Novation Agreement shall not constitute an “assignment” of the Sub-Advisory Agreement for purposes of the Investment Company Act or Section 19 of the Sub-Advisory Agreement, and that the Sub-Advisory Agreement, as so novated, shall remain in full force and effect after the novation.

f)

The Remaining Party and Assignee agree that the Sub-Advisory Agreement attached hereto shall be the agreement governing the relationship between the parties and that each reference in the Sub-Advisory Agreement to Assignor as a party shall be deemed a reference to Assignee as a party.

g)	No other change, modification or amendment to the Sub-Advisory Agreement is made pursuant to this Novation Agreement.

2.	Representations and Warranties of MIC.

MIC represents and warrants that (i) it has the legal power and authority to execute and deliver this Novation Agreement and to perform its obligations hereunder and (b) upon the execution and delivery of this Novation Agreement by the other parties hereto, this Novation Agreement shall constitute a legal, valid and binding obligation of MIC, enforceable against it in accordance with its terms.

3.	General Provisions.

a)	Governing Law. This Novation Agreement shall be governed by and construed and interpreted in accordance with the laws governing the Sub-Advisory Agreement.

b)

Headings. The headings and captions contained in this Novation Agreement are inserted only as a matter of convenience and reference. Said headings and captions shall not be construed to define, limit, restrict, extend or describe this Novation Agreement or the intent of any provision hereof.

c)

Counterparts. This Novation Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

[Signatures contained on the following page]

IN WITNESS WHEREOF, the undersigned by their duly authorized representatives have executed this Novation Agreement as of the day and year first written above.

BNY Mellon Investment Adviser, Inc.

By:	/s/ Christine Algozzini
Name: Christine Algozzini
Title: Vice President

Mellon Investments Corporation, acting by and through its Dreyfus division

By:	/s/ John Tobin
Name: John Tobin
Title: Chief Investment Officer

Equitable Investment Management Group, LLC

By:	/s/ Kenneth Kozlowski
Name: Kenneth Kozlowski
Title: Executive Vice President and Chief
Investment Officer

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